UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

__________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 9, 2017

Date of Report (Date of earliest event reported)

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PLx Pharma Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-36351	46-4995704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8285 El Rio Street, Ste. 130

Houston, Texas 77054

(713) 842-1249

(Address of principal executive offices and Registrant’s telephone number, including area code)

__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.

On August 9, 2017, PLx Pharma Inc. and its wholly owned subsidiary, PLx Opco Inc. (collectively, the “Company”) entered a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”) that provides for a Term Loan Facility (the “Term Loan Facility” and all amounts borrowed thereunder, the “Term Loan”). Under the Term Loan Facility, the Company borrowed an initial amount of $7.5 million, and will have the right to borrow an additional $7.5 million on or before December 31, 2018, provided that the Company first obtains (a) net new capital of not less than $20,000,000 and (ii) FDA approval for the 81 mg formulation of Aspertec, the Company’s lead product.

The Term Loan Facility carries interest at a floating rate of 4.0% above the prime rate per annum, with interest payments payable monthly. The monthly payments will consist of interest-only for the first 18 months, after which the Term Loans will be payable in 24 equal monthly installments of principal, plus accrued interest. All outstanding principal and accrued and unpaid interest under the Term Loan will be due and payable on February 8, 2021 (the “Maturity Date”). Once repaid, the Term Loan may not be reborrowed.

The Company may elect to prepay the Term Loan Facility prior to the Maturity Date subject to a prepayment fee equal to 3.0% of the then outstanding principal balance if the prepayment occurs within one year of the funding date, 2.0% of the then outstanding principal balance if the prepayment occurs during the second year following the funding date, and 1.0% of the then outstanding principal balance if the prepayment occurs after the second anniversary of the funding date.

The Term Loan Facility includes a final payment fee equal to 8.0% of the term loan commitment.

The Term Loan Facility is collateralized by substantially all of the Company’s assets, including the Company’s intellectual property. The Term Loan Facility also contains certain restrictive covenants that limit the Company’s ability to incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, make certain investments, pay dividends, transfer or dispose of assets, amend certain material agreements or enter into various specified transactions, as well as financial reporting requirements.

The Term Loan Facility contains customary events of default, including bankruptcy, the failure to make payments when due, the occurrence of a material impairment on the lenders’ security interest over the collateral, and a material adverse change. Upon the occurrence of an event of default, subject to any specified cure periods, all amounts owed by the Company would begin to bear interest at a rate that is 5.00% above the rate effective immediately before the event of default, and may be declared immediately due and payable by SVB.

In connection with entry into the Term Loan Facility, the Company issued to SVB and one of its affiliates, warrants to purchase an aggregate of 58,502 shares of common stock of the Company at an exercise price of $6.41 per share (the “Warrants”). The Warrants are immediately exercisable, have a 10 year term, and also contain a cashless exercise provision

The above summary description does not purport to address all material terms of Term Loan and related transactions, and is qualified in its entirety by the copies of the Loan Agreement and the Warrant filed as exhibits herewith.

Proceeds from the Term Loan Facility will be used to fund expansion of the Company’s business and for general corporate purposes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 above is incorporated by reference into this Item 3.02.

The Company relied on the exemption from registration under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and Section 4(a)(2) of the Securities Act, for the issuance of the Warrants and the shares of common stock issuable pursuant to such Warrants (the “Warrant Shares”). Each holder of the Warrants represented that it is an “accredited investor” as defined in Regulation D of the Securities Act. The Warrants and the Warrant Shares have not been registered under the Securities Act, or state securities laws, and may not be offered or sold in the United States without either being first registered or otherwise exempt from registration in any further resale or disposition.

Item 3.03. Material Modification to Rights of Security Holders.

The information contained in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

4.1	Form of Warrant to Purchase Common Stock

10.1	Loan and Security Agreement among the Company, PLx Opco Inc., and Silicon Valley Bank, dated as of August 9, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLX PHARMA INC.

By:	/s/ Natasha Giordano
Natasha Giordano

Title:	President and Chief Executive Officer

Dated:	August 10, 2017